August 7, 2009

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Reports Second Quarter 2009 Financial Results

LINCOLN, NE – August 7, 2009 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported today that the Company recorded a net loss of $16.1 million, or ($0.95) per diluted share, for the three months ended June 30, 2009. Second quarter 2009 earnings reflect a $21.7 million provision for loan losses and increased Federal Deposit Insurance Corporation (“FDIC”) insurance premiums, including the Bank’s $1.5 million share of an industry-wide special FDIC assessment.

These results compare to a net loss of $12.7 million, or ($0.75) per diluted share, for the three months ended June 30, 2008. Included in the second quarter 2008 results was a $27.7 million provision for loan losses offset by $7.2 million of tax benefits.

For the first half of 2009, the Company reported a net loss of $25.9 million, or ($1.53) per diluted share, compared to a net loss of $73.6 million, or ($4.36) per diluted share, for the first six months of 2008. The 2009 year-to-date results include $33.8 million of loan loss provisions and $5.6 million of FDIC insurance premiums. For the comparable period in 2008, the $73.6 million net loss included a $67.6 million loan loss provision, a $42.1 million non-cash goodwill impairment charge and $802,000 of FDIC insurance premiums partially offset by a $19.5 million tax benefit.

“Continued strength in our core operations combined with our liquidity and a strong retail franchise are expected to contribute to our efforts in managing through this challenging period as TierOne Bank positions itself for the post-recession economy,” said Gilbert G. Lundstrom, chairman and chief executive officer.

At June 30, 2009, the Bank’s core and total risk-based capital ratios were 8.5 percent and 11.3 percent, respectively. Under guidelines required by the Office of Thrift Supervision (“OTS”), the Bank’s federal regulator, a typical thrift is considered “well capitalized” if its core and total risk-based capital ratios exceed 5.0 percent and 10.0 percent, respectively. Under its supervisory agreement with the OTS, the Bank is subject to elevated core and total risk-based capital requirements of 8.5 percent and 11.0 percent, respectively. The Bank was in compliance with these elevated requirements at June 30, 2009.

Synopsis of Second Quarter Performance

Net Interest Income
For the three months ended June 30, 2009, net interest income declined $5.9 million, or 25.9 percent, to $16.9 million compared to $22.8 million for the same period one year ago. Net interest income for the first half of 2009 was $33.5 million, a decline of $12.5 million, or 27.1 percent, compared to $45.9 million for the first six months of 2008. The decreases in net interest income for the three- and six-month periods ended June 30, 2009, when compared to similar periods in 2008, were primarily the result of lower yields earned on loans receivable due to the lower interest rate environment, a decline in outstanding loan balances and an increased level of nonperforming loans. More recently, however, lower average rates paid on interest-bearing liabilities, especially with respect to maturing time deposits, contributed toward boosting quarterly net interest income for the three months ended June 30, 2009 by 2.4 percent from the prior three-month period.

Net interest margin and average interest rate spread were 2.21 percent and 1.96 percent, respectively, for the three months ended June 30, 2009 compared to 2.97 percent and 2.66 percent, respectively, for the comparable period one year ago. The quarter-over-quarter declines in both net interest margin and average interest rate spread are generally reflective of the lower interest rate environment combined with elevated levels of nonperforming loans. When compared to the previous quarter ended March 31, 2009, which recorded net interest margin and average interest rate spread of 2.10 percent and 1.83 percent, respectively, the latest quarterly period’s increase in both interest rate measures was primarily driven by declines in cost of funds resulting from lower interest paid on maturing time deposits and decreased FHLBank Topeka advances and other borrowings.

Noninterest Income
Noninterest income for the three months ended June 30, 2009 totaled $11.7 million, a $4.7 million, or 67.3 percent, increase compared to the same period in 2008. The increase in noninterest income was primarily attributable to a $4.1 million increase in net gain on loans held for sale during the second quarter of 2009. Deposit and debit card-related revenue increased 2.4 percent to $5.5 million for the three months ended June 30, 2009 compared to the same period one year ago. As a result of elevated loan refinancing activity, noninterest income earned during the three months ended June 30, 2009 was the highest quarterly amount recorded by the Company since its inception in 2002.

For the first half of 2009, total noninterest income increased $4.7 million, or 30.6 percent, to $19.9 million compared to $15.3 million for the first six months of 2008. The increase in 2009 year-to-date noninterest income was primarily the result of a $7.3 million increase in gains on loans held for sale partially offset by a $2.3 million reduction in fees and service charges.

Noninterest Expense
For the three months ended June 30, 2009, total noninterest expense increased $1.0 million, or 4.6 percent, to $23.1 million compared to $22.1 million for the same period one year ago. Excluding a $2.7 million quarter-over-quarter increase in FDIC insurance premium expense primarily resulting from a $1.5 million special assessment imposed by the FDIC, total noninterest expense for the three months ended June 30, 2009 declined $1.7 million, or 8.1 percent, compared to the three months ended June 30, 2008. Cost containment initiatives implemented in 2009 contributed to second quarter expense reductions of $659,000 in salaries and employee benefits, $552,000 in advertising expense, $186,000 in data processing expense and $336,000 in occupancy, legal and other noninterest expense when compared to the comparable period in 2008.

Total noninterest expense for the first six months of 2009 was $45.4 million, a decrease of $41.2 million, or 47.6 percent, compared to $86.7 million for the first half of 2008. The period-over-period decline in noninterest expense was primarily attributable to the recording of a one-time, non-cash goodwill impairment charge of $42.1 million during the first quarter of 2008 partially offset by a $4.8 million increase in FDIC insurance premium expense in 2009. Exclusive of the goodwill charge and elevated FDIC insurance premium expense, total noninterest expense for the first six months of 2009 declined $3.9 million, or 8.9 percent, compared to the first six months of 2008. The period-over-period decline, exclusive of goodwill impairment and elevated FDIC insurance premiums, was primarily attributable to decreases of $2.9 million in salaries and employee benefits and $959,000 in advertising-related expense.

Loan Portfolio Activity
Net loans at June 30, 2009 declined 6.3 percent, or $176.2 million, to $2.6 billion compared to $2.8 billion at December 31, 2008. The decline in net loans was primarily attributable to management’s efforts to reduce credit exposure in targeted areas of the portfolio. As a result, year-to-date net loans experienced decreased balances of $53.0 million in residential construction, $32.2 million in land and land development, $32.0 million in one-to-four family residential and $26.2 million in agricultural operating loans. During the twelve months ended June 30, 2009, the Bank has reduced its net residential construction portfolio by 46.2 percent to $143.6 million, which is its lowest level since 2003. This currently positions residential construction loans among the smaller categories in the Bank’s lending portfolio.

One-to-four family residential mortgage lending origination and purchasing activity continues at higher levels due in large part to the low interest rate environment, first-time homebuyer credits, renewed buyer interest and the Bank’s strategy to increase residential mortgage production primarily for sale into the secondary market with servicing retained. For the three months ended June 30, 2009, the Bank originated or purchased from correspondent lenders $272.6 million of 1-4 family residential loans, an increase of 91.0 percent compared to the same period one year ago, and the second highest quarterly volume in the last six years.

Asset Quality
Nonperforming assets, including nonperforming loans (90 days or more past due) and other real estate owned and repossessed assets (“OREO”), totaled $275.9 million at June 30, 2009 compared to $210.7 million at March 31, 2009 and $179.5 million at December 31, 2008. The increase in nonperforming assets for the three months ended June 30, 2009 was primarily due to the impact of eight specific projects resulting in increases of $47.7 million in nonperforming loans and $17.5 million of OREO.

Nonperforming loans at June 30, 2009 were $207.6 million compared to $159.9 million at March 31, 2009 and $142.2 million at December 31, 2008. Increases of $22.2 million of nonperforming land and land development loans and $20.7 million of nonperforming commercial construction loans were the primary contributors toward increased total nonperforming loans for the three months ended June 30, 2009 when compared to the previous quarter. At June 30, 2009, the Bank’s nonperforming loans primarily consisted of $80.1 million of land and land development loans, $59.5 million of residential construction loans and $37.3 million of commercial construction loans.

Total nonperforming land and land development loans were $80.1 million at June 30, 2009 compared to $57.9 million at March 31, 2009 and $58.4 million at December 31, 2008. Nonperforming land and land development loans consisted of 11 properties in Nevada ($31.7 million), two properties in Minnesota ($26.9 million), eight properties in Nebraska ($6.2 million), eight properties in Arizona ($5.1 million) and 36 properties located in other states ($10.2 million). The increase in nonperforming land and land development loans from the first quarter of 2009 was primarily attributable to two residential subdivision development projects in the Minneapolis area.

Nonperforming residential construction loans amounted to $59.5 million at June 30, 2009 compared to $63.2 million at March 31, 2009 and $51.3 million at December 31, 2008. Nonperforming residential construction loans consisted of 129 properties located in South Carolina ($18.9 million), North Carolina ($15.9 million), Nevada ($10.5 million), Arizona ($5.7 million) and three other states ($8.6 million).

At June 30, 2009, nonperforming commercial construction loans totaled $37.3 million compared to $16.6 million at March 31, 2009 and $16.7 million at December 31, 2008. These nonperforming loans primarily consisted of a condominium project located in suburban Las Vegas as described in previous filings and a recently added condominium project located in a Kansas City suburb. Construction to finish the first phase on the Las Vegas property remains on schedule for an expected completion by late summer and any remaining unsold units became available for sale in July. The Kansas City project is a 220-unit, multi-phase condominium development with all infrastructure and the first phase already completed, phase two condo buildings nearing substantial completion and the remaining portions of the project underway. The Bank has entered into an agreement with the borrower to renegotiate the loan terms allowing for continued completion of the project and sale of individual condominium units.

As part of the Company’s on-going credit resolution process, other real estate owned and repossessed assets at June 30, 2009 increased to $68.3 million compared to $50.8 million at March 31, 2009 and $37.2 million at December 31, 2008. The increase in OREO in the latest quarterly period since March 31, 2009 was primarily attributable to the foreclosure of five land development projects, including three located in Las Vegas and one each located in South Carolina and Nebraska. With recent signs of at least some stabilization in selected housing markets throughout the country, the Bank has been experiencing renewed interest in residential OREO property and is actively pursuing all avenues to dispose of these properties.

Delinquent loans, or those loans considered 30-89 days past due, were $49.6 million at June 30, 2009 compared to $97.9 million at March 31, 2009 and $70.4 million at year-end 2008. The decline in delinquent loans for the three months ended June 30, 2009 when compared to the prior quarter primarily resulted from the transfer of two Minnesota land development loans and one Kansas City area condominium project from delinquent to nonperforming status.

The allowance for loan losses at June 30, 2009 was $59.4 million compared to $63.2 million at December 31, 2008. The allowance for loan losses as a percentage of net loans was 2.28 percent compared to 2.27 percent at year-end 2008. The Company recorded a provision for loan losses of $21.7 million for the three months ended June 30, 2009 compared to $27.7 million for the same period one year ago. The decline in provision for loan losses between the two comparable periods primarily resulted from decreased charge-offs.

Loan charge-offs, net of recoveries, were $21.6 million, or 3.31 percent of average loans outstanding, for the three months ended June 30, 2009 compared to $41.4 million, or 5.97 percent of average loans outstanding, for the same period in 2008. The majority of net loans charged off for the three months ended June 30, 2009 were primarily concentrated among land and land development loans ($10.5 million) and residential construction loans ($8.8 million).

At June 30, 2009, net loans secured by property located in the Bank’s primary market area of Nebraska, Iowa and Kansas totaled $1.4 billion, or 54.9 percent, of the portfolio. Among states where the Bank had operated loan production offices until their closure in June 2008 (Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina), net loans amounted to $619.5 million, or 23.8 percent, of the portfolio. All remaining states had a June 30, 2009 net loan balance of $555.7 million, or 21.3 percent, of the Bank’s portfolio. In the 18 months ended June 30, 2009, the Bank has reduced its net loan exposure in former loan production office states by $283.0 million.

Of the Bank’s $207.6 million total nonperforming loans at June 30, 2009, $131.5 million, or 63.3 percent, was concentrated in former loan production office states. Nonperforming loans secured by property in Nevada totaled $57.5 million at June 30, 2009, a decrease from $75.5 million at March 31, 2009, primarily due to the transfer of three land development projects into OREO. The primary market states of Nebraska, Iowa and Kansas had $50.1 million of nonperforming loans at June 30, 2009 representing 24.1 percent of total nonperforming loans. All remaining states had $26.0 million, or 12.5 percent, of total nonperforming loans at June 30, 2009.

Consolidated Statements of Financial Condition
Total assets at June 30, 2009 decreased $157.4 million, or 4.7 percent, to $3.2 billion compared to $3.3 billion at December 31, 2008. The decline in year-to-date total assets was primarily attributable to decreases of $176.2 million of net loans and $31.7 million of investment and mortgage-backed securities partially offset by a $35.5 million increase in cash and cash equivalents.

At June 30, 2009, total liabilities were $2.9 billion, a decrease of $131.2 million, or 4.3 percent, compared to $3.0 billion at December 31, 2008. Contributing to the decline in total liabilities for the first six months of 2009 was an $88.6 million decrease in FHLBank Topeka advances and other borrowings and a $56.0 million decrease in deposits.

Stockholders’ equity declined $26.2 million, or 9.7 percent, to $244.4 million at June 30, 2009 compared to $270.6 million at year-end 2008. The year-to-date decrease in stockholders’ equity was primarily driven by a $25.9 million net loss during the first six months of 2009.

Other Developments
Subsequent to the June 30, 2009 quarterly period, in early August, the Bank relocated its Fremont, Nebraska bank office to a new, expanded location. The new leased facility, located in one of the community’s most vibrant retail areas, offers customers additional consumer, business and investment banking services, expanded drive-up capacity and safe deposit boxes. It also utilizes a unique “Bank-of-the-Future” design concept featuring live satellite television broadcasting the latest financial news and a customer-interactive Internet Café.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, unanticipated deterioration in the Company’s loan portfolio; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions, including any unanticipated issues that could impact management’s judgment as to the adequacy of loan loss reserves; inability to achieve expected results pursuant to the Company’s plan to address asset quality, restore long-term profitability and increase capital; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated events related to the supervisory agreement or actions by regulators; inability of the Bank and the Company to comply with the supervisory agreement with the Office of Thrift Supervision; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation and Subsidiaries
Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	June 30, 2009	December 31, 2008
ASSETS	(Unaudited)	(Audited)
Cash and due from banks	$51,444	$73,567
Funds held at Federal Reserve Bank	233,962	29,292
Federal funds sold	--	147,000

Total cash and cash equivalents	285,406	249,859

Investment securities:
Held to maturity, at cost which approximates fair value	36	48
Available for sale, at fair value	102,217	137,664
Mortgage-backed securities, available for sale, at fair value	6,864	3,133
Loans receivable:
Net loans (includes loans held for sale of $16,856 and $13,917
at June 30, 2009 and December 31, 2008, respectively)	2,605,988	2,782,220
Allowance for loan losses	(59,417)	(63,220)

Net loans after allowance for loan losses	2,546,571	2,719,000

FHLBank Topeka stock, at cost	39,743	47,011
Premises and equipment, net	33,804	35,316
Accrued interest receivable	13,330	16,886
Other real estate owned and repossessed assets, net	68,265	37,236
Other intangible assets, net	4,080	4,722
Mortgage servicing rights, net	18,532	14,806
Other assets	41,705	52,264

Total assets	$3,160,553	$3,317,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,251,341	$2,307,292
FHLBank Topeka advances and other borrowings	580,299	668,849
Advance payments from borrowers for taxes, insurance and
other escrow funds	52,665	34,064
Accrued interest payable	4,869	5,158
Accrued expenses and other liabilities	26,949	31,969

Total liabilities	2,916,123	3,047,332

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
22,575,075 shares issued at June 30, 2009 and
December 31, 2008; 18,034,474 and 18,034,878 shares
outstanding at June 30, 2009 and December 31, 2008, respectively	226	226
Additional paid-in capital	366,208	367,028
Retained earnings (deficit), substantially restricted	(8,528)	17,364
Treasury stock, at cost; 4,540,601 and 4,540,197 shares at
June 30, 2009 and December 31, 2008, respectively	(105,207)	(105,206)
Unallocated common stock held by Employee Stock
Ownership Plan	(7,901)	(8,654)
Accumulated other comprehensive loss, net	(368)	(145)

Total stockholders’ equity	244,430	270,613

Total liabilities and stockholders’ equity	$3,160,553	$3,317,945

TierOne Corporation and Subsidiaries
Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans receivable	$34,656	$43,757	$70,747	$91,320
Investment securities	710	1,710	1,619	3,879
Other interest-earning assets	179	448	322	1,957

Total interest income	35,545	45,915	72,688	97,156

Interest expense:
Deposits	11,883	15,696	25,429	36,415
FHLBank Topeka advances and other borrowings	6,732	7,376	13,791	14,809

Total interest expense	18,615	23,072	39,220	51,224

Net interest income	16,930	22,843	33,468	45,932
Provision for loan losses	21,681	27,694	33,844	67,634

Net interest income (loss) after provision for loan losses	(4,751)	(4,851)	(376)	(21,702)

Noninterest income:
Fees and service charges	6,645	6,316	9,521	11,846
Debit card fees	1,071	1,044	2,085	1,989
Loss from real estate operations, net	(601)	(125)	(942)	(232)
Loss on impairment of securities	--	(594)	--	(594)
Net gain (loss) on sales of:
Loans held for sale	4,199	129	8,717	1,383
Other real estate owned	(45)	(4)	(123)	(22)
Other operating income	469	251	669	886

Total noninterest income	11,738	7,017	19,927	15,256

Noninterest expense:
Salaries and employee benefits	10,775	11,434	21,730	24,632
Goodwill impairment	--	--	--	42,101
Occupancy, net	2,389	2,504	4,841	4,880
Data processing	424	610	863	1,267
Advertising	373	925	1,079	2,038
Federal Deposit Insurance Corporation insurance premium	3,402	659	5,573	802
Legal services	723	780	1,468	1,149
Other operating expense	4,983	5,147	9,874	9,786

Total noninterest expense	23,069	22,059	45,428	86,655

Loss before income taxes	(16,082)	(19,893)	(25,877)	(93,101)
Income tax expense (benefit)	7	(7,194)	15	(19,473)

Net loss	$(16,089)	$(12,699)	$(25,892)	$(73,628)

Net loss per common share, basic	$(0.95)	$(0.75)	$(1.53)	$(4.36)

Net loss per common share, diluted	$(0.95)	$(0.75)	$(1.53)	$(4.36)

Dividends declared per common share	$--	$0.04	$--	$0.12

Average common shares outstanding, basic (000's)	16,994	16,864	16,966	16,882

Average common shares outstanding, diluted (000's)	16,994	16,864	16,966	16,882

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Three Months Ended June 30,
	2009 (Unaudited)			2008 (Unaudited)
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	$41,441	$26	0.25%	$84,808	$448	2.11%
Funds held at Federal Reserve Bank	241,675	153	0.25	--	--	--
Investment securities (1)	157,783	659	1.67	213,049	1,658	3.11
Mortgage-backed securities	7,994	51	2.55	4,912	52	4.23
Loans receivable (2)	2,612,923	34,656	5.31	2,772,676	43,757	6.31

Total interest-earning assets	3,061,816	35,545	4.64%	3,075,445	45,915	5.97%
Noninterest-earning assets	218,189			213,938

Total assets	$3,280,005			$3,289,383

Interest-bearing liabilities:
Interest-bearing checking accounts	$352,803	$363	0.41%	$337,210	$622	0.74%
Savings accounts	221,568	489	0.88	209,658	1,062	2.03
Money market accounts	254,973	539	0.85	345,659	1,199	1.39
Time deposits	1,315,493	10,492	3.19	1,223,302	12,813	4.19

Total interest-bearing deposits	2,144,837	11,883	2.22	2,115,829	15,696	2.97
FHLBank Topeka advances and
other borrowings	635,020	6,732	4.24	672,647	7,376	4.39

Total interest-bearing liabilities	2,779,857	18,615	2.68%	2,788,476	23,072	3.31%
Noninterest-bearing accounts	157,778			146,278
Other liabilities	80,162			68,019

Total liabilities	3,017,797			3,002,773
Stockholders’ equity	262,208			286,610

Total liabilities and stockholders’ equity	$3,280,005			$3,289,383

Net interest-earning assets	$281,959			$286,969
Net interest income; average interest rate spread		$16,930	1.96%		$22,843	2.66%
Net interest margin (3)			2.21%			2.97%
Average interest-earning assets to average interest-bearing liabilities			110.14%			110.29%

(1) Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2) Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3) Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Six Months Ended June 30,
	2009 (Unaudited)			2008 (Unaudited)
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	$74,321	$66	0.18%	$136,251	$1,957	2.87%
Funds held at Federal Reserve Bank	205,169	256	0.25	--	--	--
Investment securities (1)	165,289	1,537	1.86	202,995	3,758	3.70
Mortgage-backed securities	5,986	82	2.74	5,598	121	4.32
Loans receivable (2)	2,658,202	70,747	5.32	2,815,296	91,320	6.49

Total interest-earning assets	3,108,967	72,688	4.68%	3,160,140	97,156	6.15%
Noninterest-earning assets	216,491			231,220

Total assets	$3,325,458			$3,391,360

Interest-bearing liabilities:
Interest-bearing checking accounts	$344,262	$834	0.48%	$332,501	$1,431	0.86%
Savings accounts	217,154	1,186	1.09	207,407	2,388	2.30
Money market accounts	250,855	1,217	0.97	350,538	3,145	1.79
Time deposits	1,363,612	22,192	3.25	1,298,332	29,451	4.54

Total interest-bearing deposits	2,175,883	25,429	2.34	2,188,778	36,415	3.33
FHLBank Topeka advances and
other borrowings	646,466	13,791	4.27	667,441	14,809	4.44

Total interest-bearing liabilities	2,822,349	39,220	2.78%	2,856,219	51,224	3.59%
Noninterest-bearing accounts	155,458			144,637
Other liabilities	81,124			73,997

Total liabilities	3,058,931			3,074,853
Stockholders’ equity	266,527			316,507

Total liabilities and stockholders’ equity	$3,325,458			$3,391,360

Net interest-earning assets	$286,618			$303,921
Net interest income; average interest rate spread		$33,468	1.90%		$45,932	2.56%
Net interest margin (3)			2.15%			2.91%
Average interest-earning assets to average interest-bearing liabilities			110.16%			110.64%

(1) Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2) Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3) Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Loan Portfolio Composition

	June 30, 2009 (Unaudited)		December 31, 2008 (Audited)
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$352,576	12.95%	$384,614	12.99%
Second mortgage residential	67,680	2.48	76,438	2.58
Multi-family residential	207,638	7.62	199,152	6.73
Commercial real estate	351,846	12.92	356,067	12.03
Land and land development	353,973	13.00	396,477	13.39
Residential construction	162,199	5.96	229,534	7.75
Commercial construction	308,691	11.34	360,163	12.16
Agriculture	86,142	3.16	95,097	3.21

Total real estate loans	1,890,745	69.43	2,097,542	70.84

Business	245,389	9.01	250,619	8.46

Agriculture - operating	80,241	2.95	106,429	3.59

Warehouse mortgage lines of credit	158,813	5.83	133,474	4.51

Consumer loans:
Home equity	48,984	1.80	55,355	1.87
Home equity lines of credit	121,755	4.47	126,393	4.27
Home improvement	32,221	1.18	36,747	1.24
Automobile	83,260	3.06	89,202	3.01
Other	61,674	2.27	65,390	2.21

Total consumer loans	347,894	12.78	373,087	12.60

Total loans	2,723,082	100.00%	2,961,151	100.00%

Unamortized premiums, discounts
and deferred loan fees	9,129		9,558
Loans in process (2)	(126,223)		(188,489)

Net loans	2,605,988		2,782,220
Allowance for loan losses	(59,417)		(63,220)

Net loans after allowance for loan losses	2,546,571		2,719,000

(1) Includes loans held for sale	$16,856		$13,917

(2) Loans in process represents the undisbursed portion of construction and land development loans.

TierOne Corporation and Subsidiaries
Allowance for Loan Loss Activity

	At or for the Three Months Ended June 30,		At or for the Six Months Ended June 30,
(Dollars in thousands)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Allowance for loan losses at beginning of period	$59,335	$78,507	$63,220	$66,540
Charge-offs	(21,711)	(42,142)	(38,263)	(70,909)
Recoveries on loans previously charged-off	112	779	616	1,085
Provision for loan losses	21,681	27,694	33,844	68,122

Allowance for loan losses at end of period	$59,417	$64,838	$59,417	$64,838

Allowance for loan losses as a percentage of net loans	2.28%	2.31%	2.28%	2.31%
Allowance for loan losses as a percentage of nonperforming loans	28.62%	48.77%	28.62%	48.77%
Ratio of net charge-offs as a percentage of average loans outstanding	3.31%	5.97%	2.83%	5.97%

TierOne Corporation and Subsidiaries
Selected Financial and Other Data

(Dollars in thousands)	June 30, 2009	December 31, 2008
Selected Financial and Other Data:	(Unaudited)	(Audited)
Total assets	$3,160,553	$3,317,945
Cash and cash equivalents	285,406	249,859
Investment securities:
Held to maturity, at cost which approximates fair value	36	48
Available for sale, at fair value	102,217	137,664
Mortgage-backed securities, available for sale, at fair value	6,864	3,133
Loans receivable:
Loans held for sale	16,856	13,917
Total loans receivable	2,706,226	2,947,234
Unamortized premiums, discounts and deferred loan fees	9,129	9,558
Loans in process	(126,223)	(188,489)

Net loans	2,605,988	2,782,220
Allowance for loan losses	(59,417)	(63,220)

Net loans after allowance for loan losses	2,546,571	2,719,000

Deposits	2,251,341	2,307,292
FHLBank Topeka advances and other borrowings	580,299	668,849
Stockholders’ equity	244,430	270,613
Nonperforming loans	207,617	142,215
Nonperforming assets	275,882	179,451
Allowance for loan losses	59,417	63,220
Nonperforming loans as a percentage of net loans	7.97%	5.11%
Nonperforming assets as a percentage of total assets	8.73%	5.41%
Allowance for loan losses as a percentage of
nonperforming loans	28.62%	44.45%
Allowance for loan losses as a percentage of net loans	2.28%	2.27%

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Operating Ratios:	2009	2008	2009	2008
Average yield on interest-earning assets	4.64%	5.97%	4.68%	6.15%
Average rate on interest-bearing liabilities	2.68%	3.31%	2.78%	3.59%
Average interest rate spread	1.96%	2.66%	1.90%	2.56%
Net interest margin	2.21%	2.97%	2.15%	2.91%
Average interest-earning assets to average
interest-bearing liabilities	110.14%	110.29%	110.16%	110.64%
Net interest income (loss) after provision for loan
losses to noninterest expense	-20.59%	-21.99%	-0.83%	-25.04%
Total noninterest expense to average assets	2.81%	2.68%	2.73%	5.11%
Efficiency ratio (1)	79.35%	72.57%	83.88%	140.35%
Return on average assets	-1.96%	-1.54%	-1.56%	-4.34%
Return on average equity	-24.54%	-17.72%	-19.43%	-46.53%
Average equity to average assets	7.99%	8.71%	8.01%	9.33%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com